                                                                 Exhibit (a)(11)


Contact: Andrew M. Weller - (312) 280-8844

                      TRANSPORTATION TECHNOLOGIES ANNOUNCES
                CLOSING OF TENDER OFFERS FOR ITS SHARES AND NOTES

     CHICAGO, ILLINOIS, March 10, 2000 - Transportation Technologies Industries, Inc. (NASDAQ: TTII) announced today that it and Transportation Acquisition I Corp., a company formed by an investor group led by members of Transportation Technologies' senior manage ment, have accepted for purchase and payment, pursuant to their joint tender offer for all outstanding shares of common stock of Transportation Technologies at $21.50 per share in cash, all shares of Transportation Technologies which were validly tendered and not withdrawn as of the expiration of their joint tender offer at 12:00 noon, New York City time, on March 9, 2000. According to the depositary for the offer, 8,755,791 Transportation Technologies shares were validly tendered pursuant to the joint tender offer and not withdrawn (including shares tendered pursuant to a guarantee of delivery), which together with shares already owned equal approxi mately 90.15% of the total issued and outstanding Transportation Technologies shares. Payment for the tendered shares has been delivered to the depositary for the tender offer.

     Transportation Technologies also announced today that it has accepted for purchase and payment, pursuant to its tender offers for all its outstanding 11 3/4% Senior Subordinated Notes Due 2005 and all of its outstanding 11 3/4% Series C Senior Subordinated Notes Due 2005, all of the Notes which were validly tendered and not withdrawn as of the expiration of its offers at 12:00 noon, New York City time, on March 9, 2000. According to the depositary for the offers, all $178,500,000 of such notes were validly tendered to the tender offers and not withdrawn (including Notes tendered pursuant to a guarantee of delivery). Those Noteholders who validly tendered, and did not withdraw, their Notes prior to 5:00 p.m., New York City time, on February 17, 2000, will receive $1,079.07 (which includes a consent fee of $25) per $1,000 principal amount of the Notes validly tendered, and Noteholders who validly tendered, and did not withdraw, their Notes prior to 12:00 noon, New York City time, on March 9, 2000 will receive $1,054.07 per $1,000 principal amount of the Notes validly tendered. Payment for the tendered Notes has been delivered to the depositary for the offers.

     The tender offers will be followed by a merger of Transportation Acquisition I Corp. with and into Transportation Technologies. Pursuant to the merger, those Transportation Technolo gies stockholders who did not tender their shares in the joint tender offer and who do not seek appraisal rights of their shares pursuant to applicable provisions of Delaware law will have their shares converted into the right to receive $21.50 per share net to each stockholder in cash. Payment of such amount will be made following the merger upon proper presentation of certificates representing their shares to First Union National Bank, the Paying Agent for the merger, together with a properly completed letter of transmittal.

     Transportation Technologies Industries, Inc. is a Delaware corporation with its principal executive offices located at 980 N. Michigan Avenue, Suite 1000, Chicago, Illinois, 60611. The Company is a leading manufacturer of components for heavy-duty and medium-duty trucks and buses and the trucks parts aftermarket. The Company's product lines include Gunite wheel-end components, Brillion custom iron castings, Imperial body and chassis components, Bostrom truck and bus seating systems and Fabco steerable drive axles and gearboxes. The Company has manufacturing operations in Alabama, California, Illinois, Indiana, Pennsylvania, Tennessee, Texas, Virginia, Washington and Wisconsin.

     THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITA TION OF AN OFFER TO SELL SHARES OF THE COMPANY. TRANSPORTATION ACQUISITION I CORP. AND THE COMPANY HAVE FILED A TENDER OFFER STATE MENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION AND THE COMPANY HAS FILED A SOLICITATION/RECOMMENDATION STATEMENT WITH RESPECT TO THE OFFER. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CON TAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THE OFFER TO PUR CHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS, AS WELL AS THE SOLICITATION/RECOMMENDATION STATEMENT, ARE AVAILABLE TO ALL STOCKHOLDERS OF THE COMPANY UPON REQUEST, AT NO EXPENSE TO THEM. THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND ALL OTHER OFFER DOCUMENTS FILED WITH THE COMMISSION) AND THE SOLICITA TION/RECOMMENDATION STATEMENT ARE ALSO AVAILABLE AT NO CHARGE AT THE COMMISSION'S WEBSITE AT WWW.SEC.GOV.

     THIS ANNOUNCEMENT IS NOT AN OFFER TO PURCHASE, A SOLICITATION OF AN OFFER TO PURCHASE OR A SOLICITATION OF CONSENTS WITH RESPECT TO THE NOTES. THE OFFERS AND CONSENTS SOLICITATIONS ARE BEING MADE SOLELY BY THE OFFERS TO PURCHASE AND CONSENT SOLICITATIONS STATE MENT, DATED FEBRUARY 3, 2000, AND THE RELATED LETTER OF TRANSMITTAL AND CONSENT, AS THE SAME MAY BE AMENDED FROM TIME TO TIME.

                                      # # #